Exhibit 10.4

SUPPLY AGREEMENT - NORTH AMERICA

        THIS SUPPLY AGREEMENT (this "Agreement"), effective as of the 30th day of September, 2002 (the "Effective Date"), is between MOD-PAC CORP ("Seller"), a New York corporation with a principal place of business at 1801 Elmwood Avenue, Buffalo, NY 14207, USA and VISTAPRINT LIMITED ("Buyer"), a Bermuda corporation with a registered office at Cedar House, 41 Cedar Avenue, Hamilton, HM 12 Bermuda.

        When used herein, the term "Buyer" shall be deemed to include Buyer and each of its Affiliates, including, without limitation, VistaPrint USA, Incorporated ("VistaPrint USA"), and the term "Seller" shall be deemed to include "Seller" and each of Seller's Affiliates. For purposes hereof, the term "Affiliate" of a party shall mean any person or entity that is directly or indirectly controlling, controlled by or under common control with such party. A person or entity shall be deemed to control another person or entity if such person or entity possesses, directly or indirectly, the power to direct or cause the direction of management and policies of such other person or entity, whether through the ownership of voting securities, by contract or otherwise.

RECITAL

        Seller and VistaPrint USA previously entered into a Supply Agreement dated as of April 2, 2001, which the parties hereto wish to supersede in its entirety (subject to the full payment by VistaPrint USA of any issued but unpaid Seller invoices thereunder in accordance with its terms and subject to the parties' surviving obligations under Section 8 thereof), by their entering into this Supply Agreement pursuant to which Buyer will exclusively purchase from Seller all of Buyer's requirements within the Territory (as defined below) of Printed Products (as defined below). The terms and conditions contained in this Agreement and all attachments exclusively govern the purchase and sale of such products as described herein and in all applicable specifications.

        THEREFORE, the parties agree as follows:

        1. TERM OF AGREEMENT/EXCLUSIVITY/AUTHORITY/TERRITORY.

        1.1     Subject to the provisions of Section 9, the term of this Agreement will commence on the Effective Date and continue for a period ending April 2, 2011. Thereafter this Agreement shall be automatically renewed for successive one-year periods indefinitely, unless either party has given written notice to the other of its desire not to renew this Agreement at least three years prior to the desired date of termination.

        1.2     During the term of this Agreement, Seller shall be the exclusive supplier within the Territory of Buyer's requirements of "Printed Products". For the purposes hereof, "Printed Products" shall mean products for sale resulting from the printing, incorporation, reproduction or placement of words, artwork, designs or images on paper or other tangible media, regardless of style, content, production methodology or specifications. Buyer shall not be permitted to manufacture itself or directly or indirectly purchase from any third party supplier within the Territory or any third party supplier outside of the Territory for use within the Territory, any Printed Products.

        1.3     The exclusivity terms of this Agreement apply only to Printed Products that are destined, directly or indirectly, to customers located in Canada, Mexico and the United States of America, its territories and possessions (the "Territory"). Buyer shall be permitted to have Printed Products manufactured by a third party outside of the Territory provided the ultimate destination for such Printed Products is outside of the Territory. Except as expressly permitted herein, under no circumstances, shall Buyer have Printed Products manufactured within the Territory other than by Seller.

        1.4     Notwithstanding the provisions of Sections 1.2 and 1.3 above, in the event that at any time during the term of this Agreement Buyer acquires a third party (the "Acquired Party") which has its own production capabilities or contractual arrangements to manufacture Printed Products, Buyer will immediately so notify Seller in writing. During the initial twelve month period following the closing date of such acquisition (the "Transition Period"), the Acquired Party may continue to produce Printed Products itself or have Printed Products manufactured for it by a third party other than Seller, provided, however, that (i) during this Transition Period, Buyer and Seller shall begin and make reasonable commercial efforts to transition all production of Printed Products for or by the Acquired Party over to Seller as soon as practicable, (ii) if requested by Buyer, Seller shall acquire the print production assets of the Acquired Party from Buyer at such assets' book value as reflected on the books of the Acquired Party immediately prior to the acquisition, provided that such books were maintained in the ordinary course of business by the Acquired Party in accordance with its normal accounting principles consistently applied, and (iii) upon the expiration of the Transition Period, the Acquired Company shall be bound by the exclusivity provisions of this Agreement and shall be required to purchase all of its requirements for Printed Products from Seller to the same extent as Buyer is hereunder. Nothing herein shall be construed to prevent or in any way restrict the Acquired Party from manufacturing Printed Products outside of the Territory, or having Printed Products manufactured for it outside of the Territory, provided that in all such cases the ultimate destination for such Printed Products is outside the Territory.

        1.5     Following the execution and delivery of this Agreement but no later than September 30, 2002, Buyer shall cause its subsidiary, VistaPrint USA to execute and deliver agreements with Seller's wholly-owned subsidiary, and Seller shall cause its wholly-owned subsidiary to execute and deliver agreements with VistaPrint USA, that effectuate the following transactions:

                (i)     Effective as of the closing of the aforesaid transactions, VistaPrint USA shall sell to Seller's subsidiary, and Seller's subsidiary shall buy, all of VistaPrint USA's pilot production equipment located at 204 Second Avenue, Waltham, Massachusetts, USA (the "Waltham Premises"), including a printing press and die cutter, furnishings related to such equipment, such as tables and cleaning station, and pilot production inventory, namely paper, envelopes and packaging, at a purchase price payable in immediately available funds at closing equal to such assets' book value as reflected on the books of VistaPrint USA immediately prior to the closing (estimated by Buyer to be approximately $412,000), provided that such books were maintained in the ordinary course of business by VistaPrint USA in accordance with its regular accounting principles consistently applied.

                (ii)     VistaPrint USA and Seller's subsidiary shall cooperate with each other to arrange the assignment of existing supply contracts or the execution and delivery of new supply contracts between Seller's subsidiary and VistaPrint USA's pilot production suppliers to supersede existing supply contracts entered into by VistaPrint USA in the ordinary course of its business to support its pilot production facility, including contracts related to consumable and equipment maintenance fees, pilot production equipment and facility maintenance, and the supply of paper, envelopes, packaging and other materials used in pilot production, it being understood, however, that Seller's subsidiary shall not be required to assume any obligations of VistaPrint USA incurred prior to the date of closing in that connection.

                (iii)     VistaPrint USA shall lease or sublease facility space at the Waltham Premises to Seller's subsidiary reasonably sufficient for the latter's needs at VistaPrint USA's direct cost for such space.

                (iv)     VistaPrint USA shall provide Seller's subsidiary with contract labor to operate Seller's subsidiary's pilot production facility at the Waltham Premises on an as-needed basis at VistaPrint USA's direct cost.

                 (v)     Seller shall cause its subsidiary to place an order no later than September 30, 2002, for a second printing press and related finishing equipment (at an estimated capital cost of $600,000) for delivery to the Waltham Premises for the initial objective of enhancing the development of prototype production of Printed Products at that facility.

All such agreements shall contain customary representations, warranties, covenants and indemnities.

The purpose of the foregoing transactions is to improve the interaction between the parties for prototyping, development and small-scale production of new types of Printed Products. It is not the intent of the parties for Seller or Seller's subsidiary to use the pilot production facility for high volume roll-outs.

All costs incurred by Seller's subsidiary in the operation of the pilot production facility at the Waltham Premises shall be included as part of Seller's "Fully Burdened Costs" (as defined below).

Until such time as VistaPrint USA's pilot production equipment is purchased by Seller's subsidiary pursuant to this Section 1.5, VistaPrint USA's production of Printed Products using such equipment shall be a permitted exception to the exclusivity provisions of Section 1.2 and 1.3.

        1.6     Notwithstanding the provisions of Sections 1.2 and 1.3 above, in the event that at any time during the term of this Agreement Buyer is acquired in a bona fide arms-length transaction by a third party with its own pre-existing operations and business involving the sale of Printed Products (as opposed to an investment entity or group or other business with no operations involving the sale of Printed Products) (hereinafter the "Acquiring Party"), Buyer will immediately so notify Seller in writing. The Acquiring Party shall not be required to purchase its requirements for Printed Products from Seller hereunder, provided, however, that (i) the Printed Product business in the Territory theretofore associated with Buyer's operations or Buyer's software shall continue to be served exclusively by Seller pursuant to the terms of this Agreement; and (ii) during each remaining calendar year during the term of this Agreement including and following the closing of such acquisition, Buyer shall be required to purchase a minimum volume equal to the product of two (2) times the total quantity of Printed Products purchased by Buyer from Seller during the six-month period immediately preceding the closing of the acquisition (the "Volume Floor"). The Volume Floor shall be adjusted at the end of each calendar year during the term of this Agreement by a percentage equal to the percentage increase or decrease in Buyer's total revenues from the sale of Printed Products for such year as compared to Buyer's total revenues in the Territory from the sale of Printed Products for the calendar year immediately preceding the closing of the acquisition, provided, however, that in no event shall the Volume Floor be less than the product of two (2) times the total quantity of Printed Products purchased by Buyer from Seller during the six-month period immediately preceding the closing of the acquisition.

        1.7     It is understood and agreed that Buyer's website may provide links to third party websites that will offer online customers an opportunity to have their customized printing needs met by such third party (the "Linked Sites"), provided that (i) Buyer's proprietary software is not used in designing or placing any order; and (ii) Buyer has no direct or indirect ownership interest in the Linked Site and is not under common control with the Linked Site. Nothing herein shall preclude Buyer from receiving a commission or referral fee from the Linked Site. Examples of such Linked Sites as of the Effective Date include: www.CCEasy.com, www.TouchPoint.com and www.Mimeo.com.

        2.     SALE AND PURCHASE OF PRODUCTS.

        2.1     Subject to the terms and conditions of this Agreement, Seller agrees to prepare, print, package and ship to Buyer and to Buyer's customers, and Buyer agrees to purchase and take delivery of Products that Buyer orders pursuant to this Agreement. Shipment of an order pursuant to Buyer's instructions hereunder shall constitute delivery to Buyer. Seller will physically ship orders for Buyer, F.O.B. Seller's plant on Buyer's account number. Seller is expressly permitted hereunder from time to time to subcontract all or a part of its production responsibilities hereunder to one or more third parties to the extent that subcontracts are required, in the reasonable and good faith judgment of Seller, to alleviate or avoid capacity constraints on a temporary basis.

        2.2     "Products" as used herein shall mean any and all Printed Products supplied by Seller to Buyer under this Agreement.

        2.3     For each Product order, Buyer shall specify the size, words, artwork, designs and/or images requirements for the front and back of the Product and the number of units ordered and give Seller such other specifications as may be needed by Seller to produce the Product. Buyer will assemble and submit to Seller a computerized artwork file that is compatible with Seller's equipment and, at the same time, submit to Seller a computer file containing the names and shipping addresses of Buyer's individual customers, shipping instructions, identification of carrier and other requirements for each such Product order (the "Shipping Files").

        2.4     Within thirty (30) days after the execution and delivery of this Agreement, and at the beginning of every calendar month thereafter, Buyer shall submit a non-binding forecast of its estimated requirements of the Products for the following twelve-month period. Buyer agrees that all such forecasts shall be prepared in good faith in order to facilitate Seller's timely manufacture and shipment of the Products in accordance with the terms of this Agreement. In no event, however, shall Buyer be required to purchase the quantities set forth in said forecast unless and until firm orders are submitted for the same.

Buyer shall place orders (as described in greater detail in Section 2.3) by delivering all artwork and the corresponding Shipping Files to Seller, on a batch by batch basis. Seller will fill orders so received from Buyer within a commercially reasonable time period on a "first in, first out basis," unless otherwise specified by Buyer in writing. Seller recognizes that it is the long-term objective of Buyer to have systems and procedures established such that "commercially reasonable" means that orders are regularly ready for shipment within as short a period as practicably possible (e.g. within several hours) and will work with Buyer toward achieving progress toward such a goal.

Seller agrees to fill all of Buyer's orders for the Products up to 115% of the amount specified in the applicable forecast furnished to Seller at least twelve months prior to the order date, and agrees to use its commercially reasonable efforts to fill orders for Products ordered by Buyer in excess of such forecasted quantities. In the event that Seller is unable to fill Buyer's orders hereunder that are in excess of 115% of the quantities specified in any forecast furnished to Seller at least twelve months in advance of the order date, then Buyer shall have a limited right with respect to the orders that Seller is unable to accommodate to source such Products from another party or manufacture them directly. In the event that Buyer elects to exercise the foregoing right, it shall so notify Seller in writing in advance setting forth those orders that Buyer will be sourcing elsewhere. After 180 days from the date of such notice but subject to a 60-day advance written request from Seller, Buyer shall be required to recommence the placing of orders exclusively with Seller. Buyer shall be permitted to source the Product from another party or manufacture them directly until such time following the 60 days notice from Seller that it is ready to resume the manufacture and shipping of Products hereunder.

        2.5     Within ten days following written notice and a corresponding invoice from Seller, Buyer shall (i) purchase, at Seller's actual cost, any unused raw materials purchased by Seller in reliance on Buyer's forecasted quantities, which materials have becomes obsolete or unusable as a result of any change in Buyer's specifications for the Products hereunder; and/or (ii) reimburse Seller for the cost of obsolete equipment disposed of (i.e., the difference between the liquidated value of such equipment and Seller's book value at the time of its disposition ).

        2.6     The parties shall consult with each other concerning production methods and appropriate production equipment, but Seller shall have sole discretion with respect to production methods and the final selection of production equipment.

        3.    PRODUCT PRICES.

        3.1     The price for the Products shall be equal to the quotient of the "Fully-Burdened Cost" to Seller of producing all of the Products for Buyer hereunder and without regard to volume, divided by 0.75, and shall be computed on at least a monthly basis as set forth in Section 3.2 below. For purposes hereof, the "Fully-Burdened Cost" of Products shall mean the actual fully burdened costs and expenses, both direct and indirect, of preparing, producing, packaging, sorting and shipping such Products, including without limitation:

the costs of all materials and labor (including all allocable benefits) used or consumed in such production;
third party contract production costs;
all quality assurance and quality control related expenses;
the cost of preparing (sorting, bagging and labeling) and delivering bulk mailings;
the cost of all accessories purchased by Seller at Buyer's request that are intended to accompany, be contained in or covered by the Products;
all telecommunications-related and data processing-related expenses relating to production (as opposed to sales or administration) incurred to accommodate Seller's VistaPrint operations (including, without limitation, the cost of data lines, computers and peripherals);
all engineering, tooling and purchasing expenses;
warehouse expenses, equipment and facilities maintenance costs;
any and all royalty amounts payable by Seller to any third party in connection therewith;
all amounts related to yield losses;
the cost of factory supervision;
the cost of Seller's executives dedicated exclusively to Seller's VistaPrint operations (but no cost, even partial, of executives not 100% so dedicated);
the cost of training factory personnel, including related travel costs; and
all overhead amounts allocable to the foregoing (including without limitation appropriately amortized capital equipment costs).

        Other than expressly provided for above, the Fully Burdened Cost of the Products shall not include any sales, general and administrative expenses; travel expenses; costs of Seller's human resources department; finance charges related to any loan, lease or similar instrument used by Seller to procure equipment, facilities or materials; or any real estate or facilities-based mark-up or margin above Seller's direct costs of providing premises for the above-stated purposes.

        The Fully Burdened Cost of the Products shall in all cases be calculated in accordance with Seller's normal accounting procedures in conformity with U.S. generally accepted accounting principles consistently applied, except that indirect expenses not otherwise addressed above shall be allocated to the manufacture of the Products in accordance with such commercially reasonable methodology for the allocation of indirect expenses as Seller may elect to apply on a consistent basis.

        Notwithstanding any provision herein to the contrary, with respect to any Products supplied to Buyer hereunder for which Seller has subcontracted production in accordance with Section 2.1, the price to Buyer shall be equal to the quotient of the actual price paid by Seller to the subcontractor for the Products divided by 0.75.

        3.2     At the end of each of Seller's fiscal months during the term of this Agreement, Seller shall compute the determinable Fully Burdened Costs of the Products during the immediately preceding fiscal month. Based on that computation, Seller shall calculate Buyer's price for the Products utilizing the formula set forth in Section 3.1. To the extent Seller determines that its accounting department is able to compute the determinable Fully Burdened Costs of Products within a period of time shorter than a month on a regular basis, Seller may elect to calculate the price and invoice the Products on a shorter cycle.

        3.3     Seller will make available, at Buyer's request, reasonably detailed supporting justifications for the computations of the Fully Burdened Costs of Products, including, without limitation, details and supporting data that will assist Buyer with reconciling, for accrual purposes, Seller's fiscal months (4-4-5 accounting periods) with Buyer's calendar month accounting periods.

        3.4     Any dispute arising out of, or relating to, this Section 3 that cannot be resolved by the parties themselves shall be settled by arbitration according to the terms of Section 10.7 and any amounts determined to be owed to Buyer shall bear interest at the rate set forth in Section 4.4 hereof. Notwithstanding any disagreement between Buyer and Seller with respect to the price charged by Seller for Products hereunder or Seller's computation of the Fully Burdened Costs of such Products, Buyer shall pay the disputed price charged by Seller in accordance with the terms of Section 4 below, subject to any retroactive adjustment or modification resulting from an arbitration of the dispute.

        3.5     The computation of the price for the Products described in Section 3.1 above does not include the out-of pocket costs for third party shipping and courier services (e.g., UPS, Federal Express, DHL, etc.) incurred by Seller in shipping the Products to Buyer's destination ("Third Party Shipping Costs"). Buyer shall be responsible for payment of Third Party Shipping Costs directly to the carrier. In the event that for any reason Seller pays the Third Party Costs on Buyer's behalf, Seller shall separately itemize and invoice Buyer for Third Party Shipping Costs and Buyer shall pay such invoice within ten days. Third Party Shipping Costs are expressly excluded from the determination of the Fully Burdened Costs of the Products.

        4.     PAYMENT TERMS.

        4.1     Seller will invoice Buyer for Products promptly following Seller's computation of the Fully Burdened Costs of such Products in accordance with Section 3.2.

        4.2     Seller shall receive full payment from Buyer for any and all invoices relating to any Third Party Shipping Costs paid by Seller within ten (10) days of the invoice date.

        4.3     Seller shall receive full payment from Buyer for all other invoices within forty (40) days of the invoice date.

        4.4     All payments not made when due shall be subject to late charges of one and one-half percent (1.5%) per month of the overdue amount. If at any time during the term of this Agreement, Buyer is in arrears with respect to any of its payment obligations under this Agreement: (a) Seller will not be obligated to fulfill its obligations under this Agreement; and (b) Buyer will be prohibited from purchasing any Product from any manufacturer other than Seller, provided that Seller is not in breach of the terms of this Agreement.

        4.5     Buyer agrees to indemnify, defend and hold harmless Seller, its parent company, subsidiaries, affiliates, successors and assigns and their respective officers, directors, shareholders, agents and employees, from and against any and all losses, liabilities, damages, actions, claims, expenses and costs including reasonable attorneys' fees, which result or arise from or are based on any claims for customs duties, VAT taxes and any other taxes not measured on Seller's income that Seller may have to pay as a result of fulfilling its obligations under this Agreement.

        5.     CONSULTING; PREPARATION BY SELLER.

        5.1     Seller will consult from time to time with Buyer with respect to the Products, artwork, marketing and printing. Seller further agrees to hold itself in readiness for accommodating the production and shipment schedules for the Products based on Buyer's forecasts and in furtherance of that goal, provided that the Buyer is not in arrears with respect to any of its payment obligations under this Agreement, Seller will support Buyer's activities by the purchase and dedication of printing equipment, telecommunications, software and related equipment, sufficient in Seller's judgment to satisfy Buyer's requirements based on Buyer's forecasts.

        5.2     Seller agrees to dedicate to the business of fulfilling its obligations under this Agreement, by no later than March 31, 2003, segregated printing, conversion and shipping equipment together with the direct labor required to run such equipment, with the objective of fulfilling all prepress, production, packaging and shipping for Buyer from this dedicated equipment (for which Buyer will bear 100% of the costs in accordance with Section 3.1 hereof). Seller agrees not to use such Buyer-dedicated equipment or personnel for other business or customers, unless otherwise agreed to in advance by Buyer.

        6.     QUALITY CRITERIA.

        6.1     Seller must maintain a quality standard at least comparable to those furnished by Seller to Seller's preferred customers and at least equivalent to those offered to Seller's preferred customers as of Effective Date. Buyer may, during normal business hours, make reasonable inspections at such intervals as Buyer deems necessary of the facilities where Seller prepares and prints the Products.

        6.2     If, during any calendar quarter during the term of this Agreement, defective Products attributable to Seller's faulty production exceed three percent (3%) of the aggregate Products shipped during such quarter, Buyer may give prompt written notice thereof to Seller, accompanied by evidence of Seller's faulty production or customers' problems with regard thereto. Within thirty (30) days of its receipt of such notice and accompanying materials, Seller shall pay or credit Buyer with the replacement or reproduction costs of such excess, which for the purposes of this Section 6.2 shall be equal to the product of two times Seller's direct costs of the paper, packaging, and/or other media used in the replacement or reproduction of the defective Products exceeding three percent of the aggregate Products shipped during such quarter. Buyer agrees that, except as provided in Section 9.1, the payment by Seller of such replacement or reproduction costs shall be Buyer's exclusive remedy for the production by Seller of defective Products.

        6.3     Seller recognizes that it is the objective of Buyer to establish customer-centric quality assurance priorities, standards and metrics; and that Seller and Buyer shall work cooperatively to establish systems and procedures to produce consistent improvement and elevation of the actual quality levels attained. HOWEVER, UNDER NO CIRCUMSTANCES SHALL SELLER BE LIABLE TO BUYER OR ANY OTHER PERSON FOR ANY DIRECT OR INDIRECT DAMAGES BEYOND THE COST OF REPLACING OR REPRODUCING DEFECTIVE PRODUCT AS CONTEMPLATED IN SECTION 6.2 (WHETHER CONSEQUENTIAL, INCIDENTAL, SPECIAL OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, LOST PROFITS) ARISING OUT OF THE PRODUCTS OR ANY DELAYS OR ERRORS IN SHIPMENTS. OTHER THAN AS STATED IN THIS AGREEMENT, SELLER MAKES NO REPRESENTATIONS, WARRANTIES OR GUARANTEES, EXPRESS OR IMPLIED, WITH RESPECT TO THE PRODUCTS, INCLUDING, WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

        7.     PROPRIETARY RIGHTS AND CONFIDENTIAL INFORMATION; INDEMINIFICATIONS; NON-SOLICITATION OF EMPLOYEES.

        7.1     Neither party will use in any manner any trademarks, trade names, or other marks which are owned by the other party or which such other party is licensed to use ("Trademarks"), except as designated in writing by the holder or owner thereof.

        7.2     Seller acknowledges that all customer data, including but not limited to names, addresses, order information, designs and prepress files, are the exclusive and confidential property of Buyer (or of others who have given Buyer the authority to use others' property). Except as otherwise expressly provided for herein, Seller may not exploit, analyze, manipulate, sell, license or otherwise use this customer data without the prior written consent of Buyer.

        7.3     Except as otherwise provided in this Agreement or as may be reasonably necessary for the furnishing of the Products, neither Buyer nor Seller will divulge to any third party, nor use or exploit outside the scope of this Agreement or upon termination, the confidential information of the other ("Disclosing Party") relating to the business or technology of the Disclosing Party learned through engaging in business with each other, including, and without limitation, technical information or information obtained from software, source codes, drawings, specifications, data, materials, tooling, facilities or otherwise as well as manufacturing and production know-how and processes. The obligation contained in this Section 7.3 will end whenever (a) such information enters the public domain through no wrongful act of the receiving party, (b) is received from a third party without breach of a confidentiality obligations to the Disclosing Party, (c) is approved for release by written authorization of the Disclosing Party, or (d) is independently developed as a matter of record without the use of any such confidential information.

        7.4     Buyer agrees to indemnify, defend and hold harmless Seller, its parent company, subsidiaries, affiliates, successors and assigns and their respective officers, directors, shareholders, agents and employees, from and against any and all losses, liabilities, damages, actions, claims, expenses and costs including reasonable attorneys' fees, to the extent arising from any claims alleging that (i) any Product or the computerized art files provided pursuant to Section 2.3 hereof infringe any U.S. or foreign patent, trade secret, copyright, trademark, right of publicity or privacy, or any comparable intellectual property right; or (ii) the content of any Product contains any libelous, defamatory or scandalous material or otherwise violates the laws or regulations of any jurisdiction to which it is shipped or in which it is used or distributed.

        7.5     Seller agrees to indemnify, defend and hold harmless Buyer, its parent company, subsidiaries, affiliates, successors and assigns and their respective officers, directors, shareholders, agents and employees, from and against any and all losses, liabilities, damages, actions, claims, expenses and costs including reasonable attorneys' fees, which result or arise from or are based on an alleged or actual infringement by Seller of any U.S. or foreign patent, trade secret, copyright, trademark, or any comparable intellectual property right other than any claim for which Buyer is obligated to indemnify Seller pursuant to Section 7.4 hereof.

        7.6     For the term of this Agreement and for a period of twelve months thereafter, neither party shall employ, or make an offer of employment to or otherwise solicit, any employee of the other party or induce any employee of the other party to leave the employ of such other party, without the other party's prior written consent.

        7.7     Each party acknowledges and agrees that a breach by it of the provisions of this Section 7 will cause the other party irreparable injury and damage and therefore expressly agrees that the other party shall be entitled to any injunctive and/or other equitable relief to prevent or otherwise restrain a breach of this Section of the Agreement granted by any court of competent jurisdiction.

        8.     TECHNICAL INFORMATION, RIGHTS AND LICENSES.

        8.1     During the term of this Agreement, each of the parties will make available to the other all applicable proprietary information which is reasonably necessary for the parties to print and market and deliver the Products. Notwithstanding the foregoing, however, no right or license to either party's patents or other proprietary information is conveyed hereunder.

        9.     TERMINATION.

        9.1     In addition to any rights or remedies the parties may have in law or in equity, either party may terminate this Agreement, effective immediately, (a) if the other party materially breaches this Agreement, and such material breach is not cured within 30 days after receiving notice thereof from the non-breaching party, or is otherwise unable to perform its contractual obligations, and (b) if either party files, voluntarily or involuntarily, a petition in bankruptcy under any section of any applicable bankruptcy or insolvency statute, becomes insolvent, makes any assignment for the benefit of creditors or has a receiver appointed for it. (For purposes hereof, (i) the consistent and recurring failure by Seller to supply conforming Products to Buyer on a timely basis in accordance with the terms of this Agreement shall constitute a material breach by Seller; and (ii) the failure of Buyer to purchase at least 25% of the aggregate quantities forecasted by Buyer pursuant to Section 2.4 hereof for three consecutive months shall constitute a material breach of this Agreement by Buyer.)

        9.2     In the event that this Agreement is terminated for any reason by Buyer without a material breach of Seller, is terminated by Seller for a material breach of Buyer or expires pursuant to a notice of non-renewal from Buyer in accordance with Section 1.1, Seller shall have the right (the "Put Right"), upon written notice to Buyer given (i) no later than thirty (30) days after the effective date of any termination by Seller due to Buyer's material breach or of termination by Buyer without a material breach by Seller, or (ii) at least one year prior to the scheduled expiration of this Agreement in the case where notice of non-renewal has been given by Buyer pursuant to Section 1.1, to sell to Buyer, and Buyer shall be obligated to purchase, in each case determined as of the effective date of termination: (a) any and all raw materials then in inventory that were purchased by Seller in reliance on Buyer's forecasted quantities, and (b) any and all equipment owned by Seller which is primarily used (75% or more) in the production, packaging, sorting and shipping of Buyer's Products (the "Designated Equipment"), at a purchase price, in the case of the raw materials, equal to Seller's purchase price, and in the case of the Designated Equipment, equal to the Seller's book value for the Designated Equipment. In addition, Buyer shall reimburse Seller for severance costs actually paid by Seller of up to one month's gross salary and wages for each such employee who is laid off by Seller as a result of such termination. In the event that Seller notifies Buyer in accordance with the foregoing provisions of its intention to exercise its Put Right, Seller's notice shall include a list of the Designated Equipment and Seller's corresponding book value for each item. Buyer shall be required to pay for the Designated Equipment and remove them from Seller's premises within sixty (60) days after the effective date of termination or expiration of this Agreement, as the case may be. No Designated Equipment shall be removed by Buyer until full payment therefor is made to Seller. Seller reserves the right to charge Buyer commercially reasonable storage costs for any Designated Equipment not purchased and removed within the time period specified above.

        9.3     In the event that this Agreement is terminated for any reason by Seller without a material breach of Buyer, is terminated by Buyer for a material breach of Seller or expires pursuant to a notice of non-renewal from Seller in accordance with Section 1.1, Buyer shall have the right (the "Call Right"), upon written notice to Seller given (i) no later than thirty (30) days after the effective date of any termination by Buyer due to Seller's material breach or of termination by Seller without a material breach of Buyer or (ii) at least one year prior to the scheduled expiration of this Agreement in the case where notice of non-renewal has been given by Seller pursuant to Section 1.1, to purchase from Seller, and Seller shall be obligated to sell the Designated Equipment, at a purchase price equal to the Seller's book value for the Designated Equipment as of the effective date of termination or expiration. In the event that Buyer notifies Seller in accordance with the foregoing provisions of its intention to exercise its Call Right, Seller shall provide, within seven days of the Buyer's Call Right notice of exercise, a list of the Designated Equipment and Seller's corresponding book value for each item. Buyer shall be required to pay for the Designated Equipment and remove them from Seller's premises within sixty (60) days after the effective date of termination or expiration of this Agreement, as the case may be. No Designated Equipment shall be removed by Buyer until full payment therefor is made to Seller. Seller reserves the right to charge Buyer commercially reasonable storage costs for any Designated Equipment not purchased and removed within the time periods specified above.

        10.     MISCELLANEOUS.

        10.1     Seller will not be liable for delays or failure in manufacturing and/or shipping Products, when such delays or failures are occasioned by war, strikes, riots, fire, flood, explosion, sabotage, action of any governmental authority or any other cause beyond the reasonable control of the affected party. In the event that Seller is unable to fill Buyer's orders hereunder due to any of the foregoing, Buyer shall have a limited right with respect to the orders that Seller is unable to accommodate to source such Products from another party or manufacture them directly. In the event that Buyer elects to exercise the foregoing right, it shall so notify Seller in writing in advance of those orders that Buyer will be sourcing elsewhere. After 180 days from the date of such notice, Buyer shall be required to recommence the placing of orders exclusively with Seller, unless Seller gives written notice to Buyer that due to the conditions specified above Seller will remain unable to meet its obligations for a longer period of time, in which case Buyer shall be permitted to source the Product from another party or manufacture them directly until such time following 60 days notice from Seller that it is ready to resume the manufacture and shipping of Products hereunder.

        10.2     Neither party shall, without the prior consent of the other (such consent not to be unreasonably withheld) make any public release of information concerning this Agreement (other than to its employees and subcontractors as required for the performance of their duties or as required by applicable securities disclosure laws, rules or regulations ), nor use the name of the other party in any advertising or publicity. Notwithstanding the foregoing, the disclosure by either party of the existence of this Agreement and the fact that Seller is a supplier to Buyer shall be permitted hereunder.

        10.3     Neither party's rights and obligations under this Agreement can be assigned, delegated or transferred, by operation of law or otherwise, without the prior written consent of the other party, provided, however, that (i) either party may assign this Agreement in connection with a merger or acquisition of such party or a sale of all or substantially all of the assets of the party, and (ii) it is understood that Seller may subcontract all or part of the production of the Printed Products hereunder in accordance with Section 2.1.

        10.4     The responsibilities of the parties to each other set forth in Sections 4, 7, 8, 9 and 10 will survive termination of this Agreement.

        10.5     This Agreement supersedes all previous agreements, including the Supply Agreement dated as of April 2, 2001, between VistaPrint USA and Seller (subject to the full payment by VistaPrint USA of any issued but unpaid Seller invoices thereunder in accordance with its terms and the parties' surviving obligations under Section 8 thereof). This Agreement, together with the Supply Agreement - World Outside of North America of even date herewith, encompassing the understanding of the parties relating to the supply of the Products outside of the Territory, a copy of which is annexed hereto as Exhibit A, constitute the entire agreement between the parties as to supply of the Products within and outside of the Territory after the Effective Date, and all transactions between the parties following the Effective Date will be governed exclusively by this Agreement, the aforementioned Supply Agreement - World Outside of North America and Buyer's purchase orders as issued from time to time. It is the intention of the parties that the terms of this Agreement, together with any purchase order(s) submitted by Buyer to Seller, will be interpreted to be consistent with each other. However, in the event of any irreconcilable conflict of terms, the terms of this Agreement will prevail.

        10.6     All communication and notices required to be given under this Agreement will be made in writing and will be deemed to have been given when personally delivered or two days after deposited for mailing by first class registered or certified airmail, return receipt requested, with proper postage prepaid, and addressed as follows:

If to Seller:	MOD-PAC CORP
1801 Elmwood Avenue
Buffalo, New York 14207
USA
Attn: President
If to Buyer:	VISTAPRINT LIMITED
Cedar House
41 Cedar Avenue
Hamilton, HM 12
Bermuda
Attention: President
With a copy to:	VISTAPRINT USA, INCORPORATED
204 Second Avenue
Waltham, MA 02451
USA
Attn: President

        Each party shall promptly notify the other party hereunder of any change in its address by written notice given in accordance with the provisions of this Section 10.6.

        10.7         Any dispute arising out of or relating to this Agreement that cannot be resolved by the parties themselves shall be settled by arbitration before a panel of three arbitrators in accordance with the Commercial Arbitration Rules of the American Arbitration Association and conducted in New York City, New York. Any award shall be enforceable in any court having jurisdiction over the parties, provided, however, that the arbitrators shall be knowledgeable regarding, and have had at least ten years' experience in, the practices and matters giving rise to the dispute, that the arbitrators shall be authorized hereby to award reasonable attorneys' fees, costs and disbursements to the party whom the arbitrators determine to be the prevailing party in the proceeding, that the authority of the arbitrators shall be limited to construing and enforcing the terms and conditions of this Agreement as expressly set forth herein and the arbitrators shall state the reasons for the award in a written opinion. The decision of the arbitrators shall be final and binding on the parties, and judgment upon the decision by the arbitrators may be entered in any court of competent jurisdiction. Without limiting the effect of the preceding sentence, this Agreement has been executed and will close in New York and for the purposes of this Section 10.7, each party hereby irrevocably (a) submits to the jurisdiction of the United States District Court for the Southern District of New York and in the event that such court is without subject matter jurisdiction, the Supreme Court of the State of New York, County of New York, (b) admits to the personal jurisdiction of such courts over them in any such action and (c) further agrees that service of process may be made upon them by the mailing of copies of such process to it, via certified mail, postage prepaid, return receipt requested, or via internationally known courier service (such as Federal Express, DHL or UPS), signature required, at its address specified herein. Moreover, Buyer specifically agrees that process mailed or couriered to CT Corporation at 111 Eighth Avenue, New York, New York 10011, USA (or at such other address as such agent notifies Seller by written notice given in accordance with this Section 10.7) shall be deemed to be sufficient service to Buyer for the purposes of this Agreement. Buyer shall bear all fees charged by CT Corporation for its service as agent for such service of process. The parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Notwithstanding anything to the contrary in the foregoing, however, neither party shall be precluded by this arbitration provision from seeking equitable relief from a court of competent jurisdiction with regard to an alleged breach by the other party of any of its obligations under Section 7 of this Agreement

        10.8     The captions or headings included in this Agreement are for convenience only and in no way affect the scope or intent of any provisions or sections of the Agreement.

        10.9     Failure of either party hereto to enforce any of the provisions of this Agreement or any rights with respect thereto or failure to exercise any election provided for herein shall in no way be a waiver of such provisions, rights or elections or in any way affect the validity of this Agreement. The failure of either party to exercise any of said provisions, rights or elections shall not preclude or prejudice such party from later enforcing or exercising the same or any other provisions, rights or elections which it may have under this Agreement.

        10.10     No changes, modification, rescission, discharge, abandonment, or waiver of the terms of this Agreement shall be binding upon either party unless made in writing and signed on behalf of either party by a duly authorized representative of each party. Other than as expressly stated herein, no conditions, usage of trade, course of dealing or performance understanding or agreement purporting to modify, vary, explain, or supplement the terms of this Agreement shall be binding unless hereafter made in writing and signed by the party to be bound.

        10.11     This Agreement shall be governed by and construed in accordance with the laws of the State of New York, excluding any conflicts or choice of law, rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another state or jurisdiction.

        10.12     Each party hereby represents and warrants to the other party that (i) it has all requisite power and authority to execute and deliver this Agreement and to carry out and perform its obligations under the terms of this Agreement; (ii) any and all corporate action necessary for the authorization, execution, delivery and performance of this Agreement and the performance of its obligations hereunder has been taken; (iii) this Agreement, when executed and delivered by such party, shall constitute a valid and binding obligation of such party, enforceable in accordance with its terms: (iv) this Agreement is not inconsistent with any other agreement entered into or binding on such party: and (v) the execution, delivery and performance of and compliance with this Agreement will not result in any violation of, or conflict with, or constitute a default under, such party's Certificate of Incorporation or Bylaws or any agreement that is binding upon such party.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth in the introductory paragraph of this Agreement.

SELLER: MOD-PAC CORP	BUYER: VISTAPRINT LIMITED

By: /s/ C. Anthony Rider,	By:/s/ Louis Page
C. Anthony Rider, Treasurer	Louis Page, Vice President

Date: September 30, 2002	Date: September 30, 2002

    The undersigned agrees that the foregoing Supply Agreement shall supersede the Supply Agreement dated as of April 2, 2001, between the undersigned and Mod-Pac Corp (subject to the full payment by the undersigned of any issued but unpaid Mod-Pac Corp invoices thereunder in accordance with its terms and subject to the parties' surviving obligations under Section 8 thereof).

VISTAPRINT USA, INCORPORATED

By: /s/ Robert Keane,
Robert Keane, President

Date: September 30, 2002